UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 3, 2014

Jive Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35367	42-1515522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(Address of principal executive offices) (Zip code)

(650) 319-1920

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 4, 2014, Jive Software, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2014. In the press release, the Company also announced that it would be holding a conference call on November 4, 2014 to discuss its financial results for such quarter. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Pursuant to General Instruction B.2. to Form 8-K, the information set forth in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The Company is making reference to non-GAAP financial information in both the press release and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the furnished press release.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2014, the Company entered into a Transition Agreement with Anthony Zingale, the Company’s Chief Executive Officer, pursuant to which Mr. Zingale will resign as Chief Executive Officer of the Company effective November 10, 2014 and will continue his employment with the Company as Executive Chairman, on an at-will basis, during a transition period extending through November 10, 2015. Mr. Zingale also will remain Chairman of the Board of Directors of the Company (the “Board”). Pursuant to the Transition Agreement, which supersedes and terminates the Change in Control and Retention Agreement previously entered into between the Company and Mr. Zingale, Mr. Zingale will be compensated for the performance of his duties as Executive Chairman with an annual base salary of $450,000 until such time as Mr. Zingale’s employment is terminated. If Mr. Zingale’s employment is terminated other than for cause (as defined in the Transition Agreement) after January 1, 2015 and before the end of the Transition Period, Mr. Zingale will continue to receive payments of his base salary through the end of the transition period (subject to Mr. Zingale signing and not revoking a release of claims with the Company). Mr. Zingale will continue to vest in his outstanding equity awards during the Transition Period in accordance with their existing vesting schedules. However, 100% of the then-unvested portion of each equity award will vest and, to the extent applicable, become exercisable as of the earlier of any of the following events occurring before the end of the Transition Period: (1) Mr. Zingale’s death and (2) immediately prior to a change in control as long as Mr. Zingale is actively providing services to the Company as of such time. In addition, upon Mr. Zingale’s termination as a Company service provider occurring after January 1, 2015 but before the end of the Transition Period, for any reason other than a termination by the Company for cause or due to Mr. Zingale’s death (and subject to Mr. Zingale signing and not revoking a release of claims with the Company), the then-unvested portion of each of Mr. Zingale’s equity awards that otherwise would vest during the transition period will vest and, to the extent applicable, become exercisable. Any portion of Mr. Zingale’s outstanding equity awards not otherwise eligible to vest as described above will be forfeited as of the earlier of Mr. Zingale’s termination as a Company service provider or November 10, 2015. The Transition Agreement also provides that Mr. Zingale will have the right to exercise his outstanding options until the earlier of November 10, 2018 or the original expiration date of the option, subject to earlier termination under the terms of applicable Company equity plan.

The Board has begun the process of recruiting a new Chief Executive Officer to replace Mr. Zingale, with both internal and external candidates being considered, and expects to complete this process in the first quarter of 2015. While the Board engages in such recruitment process, in order to maintain a continuity of leadership following Mr. Zingale’s resignation as Chief Executive Officer, the Board has established an interim Office of the CEO. Effective November 10, 2014, the Office of the CEO will carry out the functions of a chief executive officer and will consist of Elisa Steele (the Company’s current Executive Vice-President of Marketing and Products), who is also being appointed as the President of the Company, and William A. Lanfri (a member of the Board). Mr. Lanfri will continue to serve on the Board while carrying out his additional responsibilities as a member of the Office of the CEO. The Office of the CEO will report directly to the Board. The Company has issued a press release regarding the organizational restructuring. A copy of the press release is attached hereto as an exhibit and is incorporated by reference to this item.

As a result of Mr. Lanfri’s appointment to the Office of the CEO, Mr. Lanfri is no longer considered “independent” under the NASDAQ listing rules and accordingly will step down from the Board’s Audit Committee and Nominating and Corporate Governance Committee. Accordingly, Theodore Schlein has been appointed to serve as a member of the Audit Committee effective November 10, 2014.

The business experience, background and directorships of Ms. Steele and Mr. Lanfri are incorporated by reference to the relevant information set forth in the section titled “Executive Officers” and the section titled “Continuing Directors,” respectively, of the Company’s proxy statement on Form DEF 14A filed with the Securities and Exchange Commission on April 4, 2014 (the “Proxy”).

On November 3, 2014, the Company entered into an Amended and Restated Offer Letter with Ms. Steele, in connection with her appointment as President of the Company and member of the Office of the CEO, effective November 10, 2014. Ms. Steele will continue her employment on an at-will basis, be paid an annual base salary of $500,000 and be eligible to receive an annual target bonus of $375,000. For the current fiscal year, the annual target bonus will be prorated based on the number of days during the fiscal year in which Ms. Steele is employed as President of the Company and a member of the Office of the CEO. Ms. Steele will continue to participate in the Company’s benefit plans in accordance with their terms. In addition, the Amended and Restated Offer Letter modifies the change of control retention agreement Ms. Steele previously signed with the Company to provide that, upon an involuntary termination other than for cause, or resignation for good reason other than during a change of control period, Ms. Steele will receive (subject to Ms. Steele signing and not revoking a release of claims with the Company): (1) a severance payment equal to twelve months of her base salary, (2) a lump sum payment equal to twelve multiplied by the cost of a single month of COBRA coverage (if Ms. Steele is covered by the Company’s health care plan), (3) a bonus severance payment equal to the greater of (i) the annual target bonus for the year in which Ms. Steele’s employment is terminated, and (ii) the actual bonus Ms. Steele would earn under the Company’s executive bonus plan in effect in the fiscal year in which the date of her termination occurs based on the Company’s achievement against the metrics established under the plan and assuming that any individual goals for Ms. Steele are achieved at target levels, and (4) accelerated vesting of the number of shares subject to each of her Company equity awards that otherwise would vest during the twelve-month period immediately following the date of termination under the equity award’s vesting schedule had Ms. Steele continued to be employed with the Company through the end of such twelve-month period. The definitions of cause and good reason continue to have the meanings specified under Ms. Steele’s existing change of control retention agreement, except that Ms. Steele may be able to resign for good reason any time within the six-month period following the hiring of a chief executive officer of the Company.

The information regarding Mr. Lanfri’s compensation arrangements is incorporated by reference to the relevant information set forth in the Proxy. There will be no changes to Mr. Lanfri’s compensation arrangements as a result of his appointment to the Office of the CEO.

There are no transactions involving Ms. Steele and Mr. Lanfri requiring disclosure under Item 404(a) of Regulation S-K of the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are attached hereto and this list is intended to constitute the exhibit index:

99.1	Press release dated November 4, 2014 regarding the third quarter 2014 financial results.

99.2	Press release dated November 4, 2014 announcing the resignation of Anthony Zingale and the establishment of the Office of the CEO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JIVE SOFTWARE, INC.

By:	/s/ Bryan J. LeBlanc
Bryan J. LeBlanc EVP & Chief Financial Officer

Dated: November 4, 2014